/CORRECTION/ Resort Savers, Inc. (RSSV) Announces $2 Million Investment To Acquire Worx America, Inc. Interest

A stock purchase agreement has been concluded between Worx America, Inc. and Xing Rui International Investment Holding Group Co., Ltd., a wholly owned subsidiary of Resort Savers, Inc. (RSSV)

Shenzhen, China (PRWEB) March 6, 2015

A stock purchase agreement has been concluded between Worx America, Inc. ("Worx"),  and Xing Rui International Investment Holding Group Co., Ltd., a wholly owned subsidiary of Resort Savers, Inc. ("RSSV", "We"), effectively giving RSSV a 20% common equity interest in Worx America Inc. a Houston based Research and Development Company. As a consequence of this investment, RSSV and Worx intend to cooperate on a wide range of opportunities, although no material definitive agreements have been concluded at this date, except the stock purchase agreement, which conveys common stock ownership and its attendant rights under Nevada law (NRS Chapter 78)

INFORMATION

RSSV and Worx envision working closely together to make information available on a timely basis. The companies have entered into discussions about how they can reliably disclose correct information about complex technology without disclosing trade secretes or technology that does not yet have patent protection. China is widely regarded as a difficult market in which to protect intellectual property rights.  RSSV and Worx will explore ways to protect these rights when the technology is deployed in China.

INTELLECTIAL PROPERTY
RSSV has sent representatives to Houston to learn first-hand about Worx's patented robotic Nozzle ("Nozzle"). The investment by Xing Rui has allowed Worx to accelerate the manufacture of the next generation Nozzle, actuated by high speed electrical motors encased in spark proof enclosures. The patent is very broad allowing for protection of incremental improvements. Additional patents have and will be filed as Worx's counsel deems appropriate.
Deployment of the first electrical robots is expected during the second quarter of 2015.
Worx has filed a provisional patent, effective February 19, 2015, entitled "Blowout Preventer Test System". The disclosure provides a blowout preventer test system, with at least 10 physical components or sub-systems, and a testing method.  This current disclosure builds on previous work by Worx as publically disclosed in "hydraulics & pneumatics magazine" in October 2012:  http://hydraulicspneumatics.com/marine-amp-offshore/testing-keeps-bops-safe
The expected deployment of the test system appears to be delayed because of low oil prices and a decrease in discretionary spending by the major oil producers and their suppliers.
CLARIFICATION OF PREVIOUS DISCLOSURE
In previous press releases, RSSV stated:
"Worx's automated robotic systems quickly clean and recover usable oil from oil container waste sludge, resulting in increased sales and decreased tank cleaning time. These technologies reduce tank cleaning time by over 70% and can recover 50% clean oil from waste sludge. This technology not only saves our clients money, but makes them money."

RSSV and Worx wish to clarify that the automated robotic Nozzle materially reduces tank cleaning time, reduces or eliminates the need for personnel to enter tanks, and may reduce the volume of solvents used to clean a tank.  Actual results vary from tank to tank and may involve variables including the product in the tank, physical condition of the tank such as corrosion, or amount of sludge accumulated.
Worx is researching a method to separate effluents from the hydrocarbon fractions directly from the tank(s).  Initial engineering feasibility studies are encouraging. Worx is now conducting joint studies with an l equipment manufacturer.  The Xing Rui investment in Worx will allow this research to continue. Until this research is complete and a demonstration apparatus is constructed, effluents are removed from the site for recycling or destruction by conventional means.

About RSSV

Resort Savers, Inc., RSSV makes investments and acquisitions into sound, transparent markets and industries throughout the world. In China, the company has invested in companies with innovative and market-ready petroleum industry technologies for potential installation and distribution throughout the Greater China market. In Europe and worldwide, the Company is seeking to acquire and invest in global tourist and development assets that can be tailored to Chinese and American investment traveler. Website: http://www.resortsaversinc.com Website: www.resortsaversinc.com

Contact: Rex Cheung 852-2531-3511